Zones, Inc. Appoints Christina Corley President and Chief Operating Officer

AUBURN, WA -- 10/26/2006 -- Zones, Inc. (NASDAQ: ZONS), a single-source direct marketing reseller of name-brand information technology products, appointed Christina Corley as President and Chief Operating Officer.

Since April 2005, Ms. Corley served as Executive Vice President of Zones, Inc. Prior to this appointment, Ms. Corley served as President of Corporate PC Source ("CPCS"), a wholly owned subsidiary of the Company from March 2003 to April 2005. Prior to the acquisition of CPCS by Zones, Ms. Corley was Chief Executive Officer and President of CPCS from 1999 to 2003. Ms. Corley has extensive sales and marketing experience within the industry.

"Chris will be responsible for Company operations, merchandising, purchasing and logistics. The Board and I have the utmost confidence in Chris's outstanding management and operational leadership," said Firoz Lalji, CEO, Zones, Inc. "Chris has made significant contributions to our success over the past few years. I look forward to her continued contributions to Zones' future successes."

Ms. Corley earned a Bachelor of Science in Finance from the University of Illinois at Urbana-Champaign, and received her Masters of Management from the Kellogg Graduate School of Management at Northwestern University.

About Zones, Inc.

Zones, Inc. is a single-source direct marketing reseller of name-brand information technology products to the small to medium-sized business market, enterprise and public sector accounts. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Lenovo, Microsoft, Sony and Toshiba.

Incorporated in 1988, Zones, Inc. is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future profitability and sales growth, account executive hiring and productivity, vendor support, competition, rapid technological change and inventory obsolescence, reliance on vendor relationships, increased expenses of being a public company, state tax uncertainties, reliance on distribution, dependence on personnel, potential disruption of business from information systems failure, and other risks and uncertainties detailed in the Company's filings with the SEC.

Contact:
Ronald McFadden
Zones, Inc.
Chief Financial Officer
253-205-3000